Exhibit 99.1

THE TILE SHOP REPORTS FOURTH QUARTER 2018 RESULTS

DECLARES CASH DIVIDEND

MINNEAPOLIS – February 19, 2019 – Tile Shop Holdings, Inc. (Nasdaq: TTS) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its fourth quarter ended December 31, 2018.

Fourth  Quarter Summary

Net Sales Increased 6.8%

Comparable Store Sales Increased 5.0%

Gross Margin of 70.3%

Net Loss of $1.1 million; Adjusted EBITDA of $8.7 million

Store Growth Resumed with 5 to 7 New Stores Now Planned for 2019

Management Commentary – Cabell Lolmaugh, newly appointed CEO

“We ended the year on a strong note with our best comp performance since the third quarter of fiscal 2016.  This has given us confidence to resume our store growth in 2019, primarily in the back half of the year.  Our goal is to deliver the best assortment, the best service and the best presentation in the tile industry and this strategy is clearly resonating with our customers.

We are proud of our team’s accomplishments in 2018 including adding 2,000 new products to our assortment, remerchandising all 140 stores, implementing a new pro rewards program, redesigning our Company website, hiring a team of over 20 pro market leaders, implementing a new customer relationship management capability, and converting to a new enterprise resource planning system.  This work has energized our employees, benefitted our professional and retail customers and improved our financial performance during each of the last four quarters.  More importantly, we believe this work will be the foundation for sustained, long-term success for our customers, our employees and our shareholders.”

	Three Months Ended		Full Year Ended
(unaudited, amounts in thousands, except share and per	December 31,		December 31,
share data)	2018	2017	2018	2017
Net sales	$83,947	$78,580	$357,254	$344,600
Net sales growth(1)	6.8%	2.6%	3.7%	6.3%
Comparable store sales growth(2)	5.0%	(4.9)%	(0.6)%	0.5%
Gross margin rate	70.3%	66.8%	70.4%	68.5%
Income (loss) from operations as a % of net sales	0.8%	(4.7)%	5.1%	7.5%
Net (loss) income	$(1,080)	$(7,351)	$10,442	$10,819
Net (loss) income per share	$(0.02)	$(0.14)	$0.20	$0.21
Adjusted EBITDA	$8,680	$3,615	$49,356	$55,411
Adjusted EBITDA as a % of net sales	10.3%	4.6%	13.8%	16.1%
Number of stores open at the end of period	140	138	140	138

(1)	As compared to the prior year period.
(2)

Comparable store sales growth (decline) is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales growth calculation. Comparable store sales growth (decline) amounts include total charges to customers less any actual returns. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses.

fOURTH QUARTER 2018

Net Sales

Net sales increased $5.4 million, or 6.8%, from $78.6 million in the fourth quarter of 2017 to $83.9 million in the fourth quarter of 2018.  The increase was due to a $3.9 million increase in net sales generated by comparable stores and a $1.4 million in net sales generated by stores not included in the comparable store base. Comparable store sales growth was 5.0% for the fourth quarter of 2018 versus a comparable store sales decline of 4.9% for the fourth quarter of 2017.

Gross Profit

Gross profit increased $6.5 million, or 12.4%, from $52.5 million in the fourth quarter of 2017 to $59.0 million in the fourth quarter of 2018.  The gross margin rate was 70.3% for the fourth quarter of 2018 and 66.8% for the fourth quarter of 2017. The improvement in the gross margin rate was primarily due to decreased promotional activity.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $2.1 million, or 3.8%, from $56.1 million in the fourth quarter of 2017 to $58.3 million in the fourth quarter of 2018.  The $2.1 million increase was primarily due to $1.7 million of planned strategic investments in store and distribution center compensation, regional sales leadership and pro market managers.

Income Tax

Income tax expense of $1.0 million during the fourth quarter of 2018 included a $0.9 million write-off of deferred tax assets associated with employee stock options that expired during the quarter.

Inventory

Inventory increased to $110.1 million from $106.3 million at the end of the  third quarter of 2018, or 3.6%, as the Company completed its product expansion initiative. The increase was attributable to the final stage investment in new products added to the Company’s assortment during the quarter.

Long-Term Debt

Long-term debt increased $7.0 million from $46.0 million in the third quarter of 2018 to $53.0 million in the fourth quarter of 2018. The increase was attributable to the continued expansion of the Company’s product assortment resulting in an increase in inventory and merchandising fixtures investments.

DIVIDEND

The Board of Directors declared a quarterly dividend of $0.05 per common share. The dividend is payable March 15, 2019 to shareholders of record at the close of business on March 4, 2019.

OUTLOOK

The Company is providing the 2019 annual outlook as follows:

•	Gross margin rate of 69% to 70%.
•	Selling, general and administrative expense growth limited primarily to expense increases associated with revenue growth and the addition of new stores. No new planned strategic investments in 2019.
•	Income tax expense rate of approximately 27%.
•	5 to 7 new store openings in 2019. We did not renew the lease for our Overland Park, Kansas store and it closed on January 1, 2019.
•	Capital investment of approximately $25 million, including investments for new stores, existing store remodels, and store merchandising initiatives.
•	Inventory reduction of approximately $10-$15 million as we begin to utilize the new supply chain management tools associated with our new enterprise resource planning system.

The Company is reaffirming its long-term targets as follows:

•	Adjusted EBITDA margin of 20% or greater
•	Pretax return on capital employed of 20% or greater

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2018 was $8.7 million compared with $3.6 million for the fourth quarter of 2017.  See the table below for a reconciliation of GAAP net income to Adjusted EBITDA.

	Three Months Ended
($ in thousands)	December 31,
	2018	% of net sales(2)	2017	% of net sales(1)(2)
Net loss	$(1,080)	(1.3)%	$(7,351)	(9.4)%
Interest expense	824	1.0%	419	0.5%
Income taxes	1,001	1.2%	3,306	4.2%
Depreciation & amortization	7,216	8.6%	6,844	8.7%
Stock based compensation	719	0.9%	397	0.5%
Adjusted EBITDA	$8,680	10.3%	$3,615	4.6%

	Full Year Ended
($ in thousands)	December 31,
	2018	% of net sales(2)	2017	% of net sales(1)(2)
Net income	$10,442	2.9%	$10,819	3.1%
Interest expense	2,690	0.8%	1,857	0.5%
Income taxes	5,158	1.4%	13,340	3.9%
Depreciation & amortization	28,396	7.9%	26,239	7.6%
Stock based compensation	2,669	0.7%	3,156	0.9%
Adjusted EBITDA	$49,355	13.8%	$55,411	16.1%

(1) In prior periods, the Company also adjusted for special charges, including shareholder and other litigation costs. The Company has recast the Adjusted EBITDA presentation for the three months and full year ended December 31, 2017 to conform to the current presentation.

(2) Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was calculated based on GAAP information. The Company believes this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate Pretax Return on Capital Employed differently, limiting the usefulness of the measure for comparative purposes.

Pretax Return on Capital Employed was 9.7%  for the trailing twelve months as of the end of the fourth quarter 2018 compared to 15.1%  for the trailing twelve months as of the end of the fourth quarter 2017. See the Pretax Return on Capital Employed calculation in the table below.

($ in thousands)	December 31,
	2018(1)	2017(1)
Income from operations (trailing twelve months)	$18,138	$25,846

Total Assets	288,722	264,503
Less: Accounts payable	(27,785)	(24,281)
Less: Income tax payable	(111)	(818)
Less: Other accrued liabilities	(27,269)	(23,720)
Less: Deferred rent	(42,974)	(39,739)
Less: Other long-term liabilities	(4,091)	(5,160)
Capital Employed	186,492	170,785

Pretax Return on Capital Employed	9.7%	15.1%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

Webcast and Conference Call

As announced on January 25, 2019, the Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday,  February 19, 2019.  The call will be hosted by Cabell Lolmaugh,  CEO, Kirk Geadelmann, CFO, Robert Rucker, previous Interim CEO, and Ken Cooper, Investor Relations.

Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

Contacts:

Investors and Media:

Ken Cooper

763-852-2950

ken.cooper@tileshop.com

About The Tile Shop

The Tile Shop is a leading specialty retailer of man-made and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio – a collaborative platform to create customized 3D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 139 stores in 31 states and the District of Columbia, with an average size of 20,200 square feet. For more information, visit www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock based compensation.  In prior periods, the Company also adjusted for special charges, including shareholder and other litigation costs. The Company has recast the Adjusted EBITDA presentation for the three months and full year ended December 31, 2017 to conform to the current presentation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates pretax return on capital employed by taking income from operations divided by capital employed.  Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, deferred rent and other long-term liabilities.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations.  Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and the Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$5,557	$6,621
Restricted cash	825	855
Receivables, net	3,084	2,381
Inventories	110,095	85,259
Income tax receivable	3,548	5,726
Other current assets, net	7,181	4,717
Total Current Assets	130,290	105,559
Property, plant and equipment, net	158,356	151,405
Deferred tax assets	7,225	11,654
Other assets	1,759	2,107
Total Assets	$297,630	$270,725

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,853	$30,771
Current portion of long-term debt	-	8,833
Income tax payable	179	17
Other accrued liabilities	24,484	22,413
Total Current Liabilities	50,516	62,034
Long-term debt, net	53,000	18,182
Capital lease obligation, net	436	576
Deferred rent	43,579	41,290
Other long-term liabilities	3,752	4,769
Total Liabilities	151,283	126,851

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 52,707,879 and 52,156,850 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	172,255	180,109
Accumulated deficit	(25,857)	(36,239)
Accumulated other comprehensive loss	(56)	(1)
Total Stockholders' Equity	146,347	143,874
Total Liabilities and Stockholders' Equity	$297,630	$270,725

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended,
	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$83,947	$78,580	$357,254	$344,600
Cost of sales	24,969	26,113	105,915	108,378
Gross profit	58,978	52,467	251,339	236,222
Selling, general and administrative expenses	58,273	56,131	233,201	210,376
Income (loss) from operations	705	(3,664)	18,138	25,846
Interest expense	(824)	(419)	(2,690)	(1,857)
Other income	40	38	152	170
(Loss) Income before income taxes	(79)	(4,045)	15,600	24,159
Provision for income taxes	(1,001)	(3,306)	(5,158)	(13,340)
Net (loss) income	$(1,080)	$(7,351)	$10,442	$10,819

(Loss) Earnings per common share:
Basic	$(0.02)	$(0.14)	$0.20	$0.21
Diluted	$(0.02)	$(0.14)	$0.20	$0.21

Weighted average shares outstanding:
Basic	51,940,086	51,881,591	51,907,619	51,700,045
Diluted	51,940,086	51,881,591	52,089,160	51,927,877

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Gross margin rate	70.3%	66.8%	70.4%	68.5%
SG&A expense rate	69.4%	71.4%	65.3%	61.0%
Income (loss) from operations margin rate	0.8%	(4.7)%	5.1%	7.5%
Adjusted EBITDA margin rate	10.3%	4.6%	13.8%	16.1%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	For the years ended,
	2018	2017
Cash Flows From Operating Activities
Net income	$10,442	$10,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	28,396	26,239
Amortization of debt issuance costs	756	691
Loss on disposals of property, plant and equipment	353	210
Impairment charges of property, plant and equipment	652	1,072
Deferred rent	2,386	3,884
Stock based compensation	2,669	3,156
Deferred income taxes	4,429	9,737
Changes in operating assets and liabilities:
Trade receivables	(703)	33
Inventories	(24,836)	(10,964)
Prepaid expenses and other current assets	(2,410)	4,159
Accounts payable	(8,201)	12,048
Income tax receivable / payable	2,229	(4,159)
Accrued expenses and other liabilities	2,008	(11,234)
Net cash provided by operating activities	18,170	45,691
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(35,287)	(40,556)
Proceeds from insurance	1,033	-
Proceeds from the sale of property, plant and equipment	111	7
Net cash used in investing activities	(34,143)	(40,549)
Cash Flows From Financing Activities
Payments of long-term debt and capital lease obligations	(103,267)	(36,575)
Advances on line of credit	129,095	35,000
Dividends paid	(10,404)	(10,366)
Proceeds from exercise of stock options	-	1,639
Employee taxes paid for shares withheld	(119)	(318)
Debt issuance costs	(374)	-
Net cash provided by (used in) financing activities	14,931	(10,620)
Effect of exchange rate changes on cash	(52)	6
Net change in cash	(1,094)	(5,472)
Cash and cash equivalents beginning of period	7,476	12,948
Cash and cash equivalents end of period	$6,382	$7,476

Cash and cash equivalents	5,557	6,621
Restricted cash	825	855
Cash, cash equivalents and restricted cash end of period	$6,382	$7,476

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$3,974	$636
Cash paid for interest	2,625	1,822
Cash paid for income taxes, net of refunds	1,507	7,603